Exhibit 10.1

CAPITAL SUPPORT AGREEMENT

THIS CAPITAL SUPPORT AGREEMENT (this “Agreement”) is made as of September 29, 2008, by and between Northern Trust Corporation (the “Support Provider”) and The Northern Trust Company (“TNT”) as trustee on behalf of The Northern Trust Company Common Short Term Investment Fund (the “Fund”).

W I T N E S S E T H:

WHEREAS, the Fund is a bank maintained common fund for which TNT is trustee that seeks to maintain a stable net asset value of $1.00 per unit and to value the Fund’s assets on an amortized cost rather than market value basis, all pursuant to the applicable regulations of the Office of the Comptroller of the Currency contained in 12 C.F.R. Section 9.18 (“OCC Regulations”);

WHEREAS, the Fund holds Impaired Assets, as defined below;

WHEREAS, a sale of the Impaired Assets under current market conditions is unlikely to result in the full recovery of the Fund’s investments, and may cause the Fund to realize losses to the extent that it could no longer maintain a stable net asset value of $1.00 per unit;

WHEREAS, it is in the interest of the Support Provider and certain of its affiliates for the Fund to maintain a stable net asset value of $1.00 per unit;

NOW, THEREFORE, in consideration of the above premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Support Provider and TNT hereby agree as follows:

1. Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated:

(a) “Amortized Cost Value” means, with respect to any Impaired Asset held by the Fund, the value of that Impaired Asset as determined using the amortized cost method (“Amortized Cost Method”) in accordance with OCC Regulations on the relevant date.

(b) “Capital Contribution” means a cash contribution by the Support Provider to the Fund for which the Support Provider does not receive any units or other consideration from the Fund.

(c) “Contribution Event” means, with respect to any Impaired Asset held by the Fund, any of the following occurrences:

(i) Any sale of the Impaired Asset by the Fund for cash in an amount, after deduction of any commissions or similar transaction costs, less than the Amortized Cost Value of the Impaired Asset sold as of the date of settlement;

(ii) Receipt of final payment on the Impaired Asset in an amount less than the Amortized Cost Value of that Impaired Asset as of the date such payment is received; or

(iii) Issuance of orders by a court having jurisdiction over the matter discharging the issuer from liability for the Impaired Asset and providing for payments on that Impaired Asset in an amount less than the Amortized Cost Value of that Impaired Asset as of the date such payment is received.

The excess of the Amortized Cost Value of the Impaired Assets subject to a Contribution Event over the amount received by the Fund in connection with such Contribution Event shall constitute the “Loss” on such Impaired Assets.

(d) “Impaired Assets” means any security held in the Fund’s portfolio as of the date of this Agreement where the market price for such security is or becomes below the Amortized Cost Value for such security by 0.001%.

(e) “Maximum Contribution Amount” means ten million dollars ($10,000,000). The Maximum Contribution Amount may be amended at any time as agreed by TNT and the Support Provider.

(f) “Required Capital Contribution” means for the Fund on the date of any Contribution Event, a Capital Contribution in an amount sufficient for the Fund to maintain its net asset value per unit at no less than the Minimum Permissible NAV, after giving effect to the Contribution Event and all payments received by the Fund in respect of the Impaired Assets. The net asset value for purposes of calculating the amount of Required Capital Contribution shall exclude any account receivable or other asset representing the Support Provider’s obligations under this Agreement. Minimum Permissible NAV means the greater of (i) such minimum net asset value as determined by TNT will meet the requirements of the OCC Regulations with respect to valuation of the Fund pursuant to the Amortized Cost Method or (ii) $0.9990/unit.

2. Covenants of the Fund. The Fund agrees that:

(a) To the extent consistent with the Fund’s interest, TNT shall consult with the Support Provider with respect to all decisions regarding each Impaired Asset (including, but not limited to, any decision to sell the Impaired Asset or to forgo the right to any payment) prior to the occurrence of a Contribution Event with respect to that Impaired Asset. Nothing in this Agreement shall be construed to cause the delegation by TNT to any person any authority which is not permitted to be delegated under OCC Regulations.

(b) The Fund will retain any Capital Contribution and not include the Capital Contribution in any dividend or other distribution to the Fund’s participants. For the avoidance of doubt, for purposes of this subparagraph, the withdrawal of the Fund’s units shall not constitute a “distribution” to Fund participants.

(c) The Fund will promptly sell the Impaired Assets upon the earlier of (i) any change in the Support Provider’s short term credit ratings such that the Support Provider’s obligations no longer qualify as First Tier Securities as defined in paragraph (a)(12) of Rule 2a-7 under the Investment Company Act of 1940, as amended, or (ii) on the business day immediately prior to the date set forth in subparagraph 3(c)(iii); provided, however, the Fund shall not have to sell the Impaired Assets, on such date, if TNT, on behalf of the Fund, determines it is in the best interests of the Fund’s unitholders to maintain such Impaired Assets in the Fund and the

Support Provider makes a Capital Contribution related to any Impaired Assets not sold of the lesser of (1) the amount necessary, if any, so that the Fund’s market based net asset value is equal to the Minimum Permissible NAV after taking into account any Capital Contributions made on Impaired Assets sold on such date or (2) the Maximum Contribution Amount reduced by the amount of any Capital Contribution previously made on such date or earlier by the Support Provider.

3. Contributions to the Fund.

(a) If a Contribution Event occurs prior to the occurrence of a Termination Event (defined below), the Support Provider will make a Capital Contribution to the Fund in the amount equal to the least of (i) the Loss incurred as a result of the Contribution Event, (ii) the Required Capital Contribution, or (iii) the Maximum Contribution Amount reduced by the amount of any Capital Contribution previously made by the Support Provider to the Fund.

(b) The Support Provider shall make the Capital Contribution to the Fund not later than one business day after the occurrence of a Contribution Event, by 12:00 noon, Eastern Time. Each Capital Contribution made hereunder shall be made in immediately available funds, without deduction, set-off or counterclaim, to the Fund.

(c) The obligation of the Support Provider to make Capital Contributions pursuant to this Agreement with respect to the Fund shall terminate upon the earlier of (such occurrence, the “Termination Event”): (i) the Support Provider has made Capital Contributions equal to the Maximum Contribution Amount, (ii) the Fund no longer holds Impaired Assets, or (iii) 5:00 p.m. Eastern Time on February 28, 2009 or such later date as agreed upon by the Support Provider and TNT.

4. Reliance by the Fund and TNT. The Support Provider acknowledges and consents to:

(a) TNT’s reliance on the Support Provider’s obligations under this Agreement in making any determination required under OCC Regulations;

(b) For purposes of calculating the Fund’s daily net asset value calculated in accordance with procedures adopted by TNT in compliance with OCC Regulations, the inclusion of the Capital Contribution that would be payable to the Fund under this Agreement if all of the Impaired Assets were sold on the date of such net asset value calculation; and

(c) The inclusion of the Capital Contribution that would be payable to the Fund under this Agreement if all of the Impaired Assets were sold on the date of such net asset value calculation in the Fund’s audited or unaudited financial statements, to the extent required by generally accepted accounting principles.

5. Representations and Warranties. The Support Provider hereby represents and warrants that:

(a) It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing;

(b) It has the power to execute this Agreement, to deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;

(c) Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(d) All governmental and other consents that are required to have been obtained by it with respect to this Agreement to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(e) Its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(f) It has obtained short-term credit ratings of A-1 from Standard & Poor’s, P-1 from Moody’s Investors Services and F-1 from Fitch Ratings.

6. General.

(a) Neither party may assign its rights under this Agreement to any person or entity, in whole or in part, without the prior written consent of the other party.

(b) No waiver of any provision hereof or of any right or remedy hereunder shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced. No delay in exercising, no course of dealing with respect to or no partial exercise of any right or remedy hereunder shall constitute a waiver of any other right or remedy, or future exercise thereof.

(c) If any provision of this Agreement is determined to be invalid under any applicable statute or rule of law, it is to that extent to be deemed omitted, and the balance of the Agreement shall remain enforceable.

(d) Subject to the next sentence, all notices shall be in writing and shall be deemed to be delivered when received by certified mail, postage prepaid, return receipt requested, or when sent by facsimile or e-mail confirmed by call back. All notices shall be directed to the address set forth under the party’s signature or to such other address as either party may, from time to time, designate by notice to the other party.

(e) No amendment, change, waiver or discharge hereof shall be valid unless in writing and signed by the Support Provider and TNT, as trustee on behalf of the Fund.

(f) This Agreement shall be governed in all respects by the laws of the State of Illinois without regard to its conflict of laws provisions.

(g) This Agreement constitutes the complete and exclusive statement of all mutual understandings between the parties with respect to the subject matter hereof, superseding all prior or contemporaneous proposals, communications and understandings, oral or written.

(h) This Agreement is solely for the benefit of the Fund, and no other person shall acquire or have any rights under or by virtue of this Agreement.

IN WITNESS WHEREOF, the Support Provider has caused this Capital Support Agreement to be executed as of the date specified above.

NORTHERN TRUST CORPORATION

By:	/s/ William R. Dodds, Jr.
Name:	William R. Dodds, Jr.
Title:	Treasurer

ADDRESS FOR NOTICES:

50 S. LaSalle St.
Chicago, IL 60603

Attn:	William R. Dodds, Jr.

THE NORTHERN TRUST COMPANY, AS TRUSTEE OF THE NORTHERN TRUST COMPANY COMMON SHORT TERM INVESTMENT FUND

By:	/s/ John L. Krieg
Name:	John L. Krieg
Title:	Senior Vice President

ADDRESS FOR NOTICES:

50 S. LaSalle St.
Chicago, IL 60603

Attn: John L. Krieg